SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Immunomedics, Inc.

(Name of Registrant as Specified In Its Charter)

venBio Select Advisor LLC

Behzad Aghazadeh

Scott Canute

Peter Barton Hutt

Khalid Islam

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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venBio Responds to Immunomedics Announcement

Immunomedics’ Nominees Lack Necessary Qualifications and Independence, in venBio’s View

Believes venBio’s Nominees Represent the Superior Choice for Stockholders and Have the Right Experience and Ability Needed to Correct the Course of Mismanagement at Immunomedics

Asks Stockholders to WAIT for Mailing of New GOLD Card and to NOT VOTE on Company’s White Card

NEW YORK (January 10, 2017) – venBio Select Advisor LLC (“venBio”), the beneficial owner of approximately 9.5 million shares, or 9.0%, of Immunomedics, Inc. (NASDAQ: IMMU) (“Immunomedics” or the “Company”) and its largest stockholder, today responded to the announcement by Immunomedics of new hastily-selected nominees for the Board of Directors as well as leadership adjustments. Dr. Behzad Aghazadeh, Managing Partner and Portfolio Manager of the venBio Select Fund, made the following statement:

“We strongly believe that this announcement from Immunomedics is too little, too late, and indicates that they do not understand the severity of our concerns, which we believe are shared by many stockholders. Despite the Company’s recent actions, it has not assembled the expertise needed to oversee its main asset, IMMU-132, and the critical period ahead for it – namely the licensing and partnering period.

We are also still concerned about the long-term future of the Company. Immunomedics has been mismanaged for years under the leadership of the Board, and the Company’s announced plan today is simply an example of more of the same mismanagement. The Company’s maneuvering here clearly falls short of what is needed at the Company and we will continue to push forward with our efforts to elect Board members who will appropriately represent the interests of all stockholders. While we welcome the long-overdue announcement that the Company will begin a search for a new CEO, we believe it is imperative that this search and succession be led by a well-qualified independent Board.

Our four highly-qualified candidates for the Board – Scott Canute, Peter Barton Hutt, Dr. Khalid Islam, and me – have the right pharmaceutical development background, commercial manufacturing expertise and pharmaceutical partnering/deal making experience needed to advance IMMU-132 and build stockholder value. The nominees put forth today by Immunomedics fall short of our slate. In fact, a close look at the Company’s nominees reveals that they lack the manufacturing, regulatory, and pharmaceutical deal experience that we believe the Board sorely needs. Furthermore, we believe that the Company has expanded the size of the Board in an apparent attempt to perpetuate themselves in office and further entrench management.

The bottom line is that Immunomedics has had ample time to make meaningful changes that would set the Company on the path towards success. We believe that investors should exercise their opportunity to voice their frustration at the strategic missteps of the Company’s leadership by voting on the GOLD proxy card when they receive it. While we remain open to constructive discussions with the Company to determine how best to serve the interests of all stockholders, we believe that it is time to choose the path of experience, competence and value creation, rather than the path of stagnation, management self-enrichment and stockholder value destruction.”

We urge stockholders to wait for venBio’s proxy materials and to vote and return the GOLD proxy card.

***

venBio notes that the record date for voting at the Immunomedics Annual Meeting has been changed to January 24, 2017. This means that any stockholders who purchase shares after the original record date of October 19, 2016 and up through and including trades settled by January 24, 2017 (i.e. trades executed “regular way” by January 19, 2017) are entitled to vote those shares. venBio also notes that stockholders who currently own shares must hold those shares up through January 24, 2017 in order to vote them.

venBio strongly urges stockholders NOT to vote on the white proxy card sent by Immunomedics and to wait for venBio’s proxy materials. When stockholders receive these materials, venBio urges that they vote and return the GOLD proxy card. If you have already voted using the Company’s white proxy card, you have every right to change your vote by following the instructions on the GOLD proxy card. Stockholders who have already voted on the earlier GOLD card and have not acquired additional shares of the Company need not take any action – their votes will count.

About venBio Select Advisor LLC
venBio Select Advisor LLC (“venBio Select”) is the SEC registered investment manager for venBio’s public markets strategy and its main equity investment vehicle – the venBio Select Fund – which primarily invests across the biotechnology and therapeutics sector. The venBio Select Fund is managed by Dr. Behzad Aghazadeh, supported by a team of seasoned professionals with advanced medical and scientific backgrounds, and extensive investment experience in the biopharmaceutical industry. The investment and business operations for venBio Select are based in New York. venBio’s separate venture capital team operates and manages their funds from San Francisco, partnering with industry leaders to build biotechnology companies with a focus on novel therapeutics for unmet medical needs.

Investor Contact

Okapi Partners LLC

Bruce H. Goldfarb / Lydia Mulyk, 212-297-0720

info@okapipartners.com

Media Contact

Sloane & Company

Dan Zacchei / Joe Germani, 212-486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com

About the Proxy Solicitation

venBio Select Advisor LLC, Behzad Aghazadeh, Scott Canute, Peter Barton Hutt and Khalid Islam (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the stockholders of Immunomedics (the “Company”). All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card is being furnished to some or all of the Company’s stockholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ or from Okapi Partners at 212-297-0720 or info@okapipartners.com.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by the Participants with the SEC on December 6, 2016. This document is available free of charge from the sources indicated above.

Warning Regarding Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS CAN BE IDENTIFIED BY USE OF WORDS SUCH AS "OUTLOOK", "BELIEVE", "INTEND", "EXPECT", "POTENTIAL", "WILL", "MAY", "SHOULD", "ESTIMATE", "ANTICIPATE", AND DERIVATIVES OR NEGATIVES OF SUCH WORDS OR SIMILAR WORDS. FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE ARE BASED UPON PRESENT BELIEFS OR EXPECTATIONS. HOWEVER, FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR AS A RESULT OF VARIOUS RISKS, REASONS AND UNCERTAINTIES. EXCEPT AS REQUIRED BY LAW, VENBIO AND ITS AFFILIATES AND RELATED PERSONS UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE.